Exhibit 99.1

Editorial Contacts:

Judith Meinhalt, 650.603.5557
Mercury
jmeinhalt@mercury.com

Amy Swanson, 415.392.8282
OutCast Communications
aswanson@outcastpr.com

For Immediate Release

MERCURY ANNOUNCES NEW GLOBAL LEADERSHIP POSITION

Jay Larson Named Senior Vice President of Worldwide Field Operations

MOUNTAIN VIEW, CALIF. – JANUARY 4, 2005 – Today, Mercury Interactive Corporation (NASDAQ: MERQ), the global leader in business technology optimization, announced that Jay Larson has been named senior vice president of worldwide field operations. In this newly created position, Larson will assume global responsibility for sales, customer support, and professional services, and will report to Tony Zingale, president and chief operating officer. Joe Sexton has been named vice president, Americas field operations, the position previously held by Larson. Sexton will assume responsibility for sales, customer support and professional services in the Americas

“Jay Larson and Joe Sexton have demonstrated tremendous leadership ability and we are pleased to have them take on expanded roles,” said Zingale.

Jay Larson previously served as vice president of Americas field operations. He joined Mercury in July 2000 with 20 years of sales and sales management experience from technology companies including Network Associates, Siebel Systems and Oracle. Larson earned an M.B.A. from the Andersen School of Management at UCLA and a bachelor’s degree in economics from Harvard University.

Joe Sexton previously served as Central Area vice president, with responsibility for field operations in the Central section of the United States, as well as Canada and Mexico. Prior to joining Mercury in 2001, Sexton held various executive sales positions at EMC, Integrated Concepts, and Computer Associates. Sexton graduated from the University of Kentucky with a bachelor’s degree in marketing.

After fourteen years of service to Mercury, Moshe Egert, president of operations for Europe, the Middle East, and Africa (EMEA), has announced his plans to retire in 2005. Prior to his departure, Egert has committed to leading EMEA operations, actively participating in the search for his successor and ensuring that a smooth transition occurs.

“I want to personally thank Moshe for his unparalleled commitment to Mercury’s people, customers, partners and shareholders,” said Amnon Landan, chairman and chief executive officer at Mercury. “He has been a significant contributor to Mercury’s growth in EMEA, and I look forward to working with him through this transition.”

ABOUT MERCURY

Mercury Interactive (NASDAQ: MERQ), the global leader in business technology optimization (BTO), is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the fastest growing enterprise software companies today. Mercury provides software and services to govern the priorities, people, and processes of IT; deliver and manage applications; and integrate IT strategy and execution. Customers worldwide rely on Mercury offerings to improve quality and performance of applications and manage IT costs, risks and compliance. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

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Mercury, Mercury Interactive and the Mercury logo are trademarks or registered trademarks of Mercury Interactive Corporation or its subsidiaries in the United States and/or other countries. All other company, brand and product names are marks of their respective holders.

MERCURY

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www.mercury.com